Exhibit 10.4
MASTER SERVICES AGREEMENT
Clinical Development and Laboratory Services
This MASTER SERVICES AGREEMENT (together with any Work Order(s) (as defined below), this “Agreement”) is made effective as of the 1st day of May 2023 (the “Effective Date”) by and between Labcorp Central Laboratory Services LP with a place of business at 8211 Scicor Drive, Indianapolis, IN 46214 and Labcorp Central Laboratory Services SÀRL with a place of business at Rue Moises-Marcinhes 7, 1217 Meyrin, Geneva, Switzerland, which, together with their Affiliates, are referred to in this Agreement as “Labcorp”; and Fortrea Inc. (formerly known as Labcorp Drug Development Inc.), which has a place of business at 8 Moore Drive, Durham, NC 27709 and is referred to in this agreement as “CRO”. Each of Labcorp and CRO are referred to individually as a “Party” and collectively they are referred to as the “Parties”.
RECITALS
WHEREAS, Labcorp provides central laboratory and logistics management services in connection with clinical trials;
WHEREAS, CRO is engaged in the business of providing various clinical research related services, including consulting, managing, monitoring or providing services related to pharmaceutical, biologic and device products to its clients;
WHEREAS, CRO desires for Labcorp to perform Services for Studies (defined below) which CRO will be arranging for its clients (each, a “Sponsor”) in accordance with and subject to the terms and conditions of this Agreement; and
WHEREAS, this Agreement will enable Sponsors to benefit from the central laboratory testing spectrum and service capabilities of Labcorp and will support CRO’s business during the initial transition period;
NOW, THEREFORE, in consideration of the mutual covenants and promises set out in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.    DEFINITIONS. In this Agreement, unless the context otherwise requires:
1.1.    “Adjustment Items” has the meaning set forth in Section 2.3.
1.2.    “Affiliate” in relation to a Person, means any corporation or non-corporate business entity (for example, a subsidiary) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” shall mean ownership or control, directly or indirectly, of capital stock or other equity with more than fifty percent (50%) of the voting power in the entity or the right to appoint fifty percent (50%) or more of the directors of that entity. For this purpose of this Agreement, in the case of Labcorp, Affiliates means those Labcorp Affiliates providing routine and esoteric laboratory services, central labs, and early development research laboratory services. For the avoidance of doubt, after the Distribution: (i) Labcorp and its Affiliates shall not be considered Affiliates of CRO for purposes of this Agreement and (ii) CRO and its Affiliates shall not be considered Affiliates of Labcorp for purposes of this Agreement.
1.3.    “Applicable Law(s)” means all Laws applicable to the respective activities contemplated by this Agreement or a Work Order (including the Services or an applicable Study) or applicable to a Party or an applicable Sponsor, including all Laws of any applicable jurisdiction relating to the conduct of the Services; laboratory operations; the conduct of research-related operations, including pre-clinical and clinical studies and clinical trials and the reporting of results thereof; the regulation of, and interactions with any health care professionals, including those related to payment for items or services rendered, provided, dispensed or furnished by healthcare suppliers or providers; and related to the self-referral and the licensure, accreditation, certification and operation of health care professionals and clinical laboratories, and specifically including, as applicable: (i) the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq. and the rules, regulations and directives promulgated thereunder; (ii) 45 CFR Part 46 and 21 CFR Parts 312, 812, 50, 54, 56 and 58; (iii) the Clinical Laboratory Improvement Amendments of 1988, Pub. L. 100-578, and the regulations promulgated pursuant thereto; (iv) all requirements of GCP and Good Laboratory Practices, under applicable Laws; (v) applicable Data Protection Laws; (vi) Regulation EU No 536/2014 and Directive 2001/20/EC as applicable; and (vii) all equivalent and applicable Laws of any jurisdiction.
1.4.    “Audit” in respect of any Services, means a review by or on behalf of CRO or by or on behalf of Sponsor of Labcorp’s performance of the Services and related activities.
1.5.    “Background IP” means all Intellectual Property (a) owned or controlled by a Party prior to the Effective Date or (b) developed or acquired by or for a Party after the Effective Date independently of the Services.
1.6.    “Budget” has the meaning set forth in Section 10.1.
1.7.    “Carrier” has the meaning set forth in Section 19.1.
1.8.    “CFR” means the United States Code of Federal Regulations.
1.9.    “Claims” means third party claims, demands, suits, actions, causes of action, proceedings, investigations, losses, damages, fines and liabilities, including reasonable attorneys’ fees, alleged to arise out of or in connection with or attributable to a condition giving rise to a Party’s indemnification obligations pursuant to Section 16.
1.10.    “Confidential Information” means any and all information, including financial, scientific, strategic or commercial information, the business, affairs, customers, clients, suppliers, plans or market opportunities of a Party, Sponsor or their

Affiliates and the operations, processes, methods, product information, know-how, designs, Trade Secrets or software of a Party, Sponsor, their Affiliates or third parties to whom a Party, Sponsor or their Affiliates have obligations of confidentiality (including pricing by Third-Party Providers) (howsoever recorded or preserved) disclosed by the Disclosing Party to the Receiving Party and is either: (i) identified by a suitable legend or other marking as being confidential (or similar designation) in a suitable prominent position; (ii) described as confidential at the time of disclosure or which would reasonably be considered to be confidential given the nature of the information or the circumstances of disclosure; (iii) obtained by examination, testing or analysis in any way from such confidential information; (iv) any information that is observed or which a Receiving Party has access to at the Disclosing Party’s premises; or (v) any derivative of such confidential information. Notwithstanding the foregoing, failure by a Disclosing Party to mark documents or reduce oral disclosures to writing shall not alleviate the Receiving Party of its obligations under this Agreement if the disclosed information would reasonably be considered confidential based upon the nature of the information or the circumstances surrounding its disclosure.
1.11.    “Contracted Currency” has the meaning set forth in Section 10.10.
1.12.    “Controller” means the natural or legal Person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data, as defined in Data Protection Laws.
1.13.    “CRO Information” means Test Materials, data, specifications or other materials or information supplied by CRO or Sponsor to Labcorp in connection with the Services.
1.14.    “Data Processing Agreement” means the data Processing agreement attached in Appendix D of this Agreement.
1.15.    “Data Protection Laws” means all Laws, industry standards that govern the privacy, protection, transfer or security (including breach notification obligations) of Personal Data, including without limitation, European Data Protection Laws, U.S. Data Protection Laws, the Data Security Law of the People's Republic of China, the Personal Information Protection Law of the People's Republic of China, the Cybersecurity Law of the People's Republic of China and all equivalent, comparable or applicable federal, state privacy, security and data breach notification Laws that apply to Personal Data.
1.16.    “Data Subject” means an identified or identifiable natural Person to whom Personal Data relates.
1.17.    “Deliverables” means, as applicable to the Services, the Results, Study Records or any other deliverable specified in a Work Order (including physical products but excluding Software).

1.18.    “Deposit” has the meaning set forth in Section 10.6.
1.19.    “Disclosing Party” in relation to Confidential Information, means the Party or its Representatives disclosing Confidential Information in connection with this Agreement.
1.20.    “Distribution” means the distribution by Laboratory Corporation of America Holdings of all of the issued and outstanding shares of common stock of Fortrea Holdings Inc. to Laboratory Corporation of America Holdings stockholders without consideration on a pro rata basis, in accordance with the terms and conditions set forth in the Separation and Distribution Agreement, between Laboratory Corporation of America Holdings and Fortrea Holdings Inc.
1.21.    “Documentation” means, with respect to any Software product, all applicable documentation, including, for example, the technical specifications, documentation, and user guides and all descriptions of or about the Software product, or otherwise made available by or on behalf of Labcorp.
1.22.    “EAR” has the meaning set forth in Section 6.3.
1.23.    “European Economic Area” means the current Member States of the European Union (EU) as well as Iceland, Liechtenstein, and Norway.
1.24.    “European Data Protection Laws” means the GDPR, the EU e-Privacy Directive (i.e., Directive 2002/58/EC) as amended in 2009 by Directive 2009/136/EC and its national implementing laws, Applicable Laws relating to cyber security, including Directive (EU) 2022/2555 of the European Parliament and of the Council of 14 December 2022 on measures for a high common level of cybersecurity across the Union, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972, and repealing Directive (EU) 2016/1148, the UK Data Protection Act 2018, the GDPR as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended (including by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019) and the Swiss Federal Act on Data Protection, and any other applicable Laws relating to data protection, the Processing of Personal Data or privacy, in each case, including any regulations under such legislation, as amended, supplemented or replaced from time to time.
1.25.    “EU Standard Contractual Clauses” means the standard data protection clauses for the transfer of Personal Data to third countries pursuant to the GDPR, as provided in the EU Commission Implementing Decision 2021/914 of 4 June 2021, and as amended, supplemented or replaced by the EU Commission from time to time.
1.26.    “Force Majeure Event” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.
1.27.    “GDPR” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data and repealing Directive 95/46/EC, as amended, replaced or superseded from time to time.
1.28.    “Good Clinical Practice” or “GCP” means a standard for design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of Study participants are protected as implemented within the Applicable Laws.
1.29.    “Governmental Permit” means any licenses, registrations, permits, Orders, clearances, or other authorizations of any Governmental Authority.
1.30.    “HBS” or “Human Biological Samples” means any human biological material, including human bodily parts and organs in whole or sub-samples, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes or sub-cellular structures, such as DNA, or any derivative or product of such human biological materials including stem cells, cell lines, bodily fluids, blood derivatives and feces.
1.31.    “HBS Donor” means an individual, living or deceased, from whom the HBS was obtained.
1.32.    HGRAC” has the meaning set forth in Section 15.1.
1.33.    “HIPAA” means the Federal Health Insurance Portability and Accountability Act of 1996, as amended, including by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder.
1.34.    “Indemnitees” has the meaning set forth in Section 16.1.
1.35.    “Indemnitor” has the meaning set forth in Section 16.1.
1.36.    “Informed Consent” means an informed consent form that is approved by an independent ethics committee or institutional review board and signed by the HBS Donor or the applicable individual, their next of kin or legal representative, as may be required under Applicable Laws, authorizing the use of their HBS or other procedures as specified in the Services.

1.37.    “Intellectual Property” or “IP” means, other than Trademarks, any and all right, title and interest in, arising from, or relating to inventions, ideas, discoveries, improvements, know-how, procedures, processes, formulations, software (including codes), data, designs, information, technology, works of authorship, including copyrights, patents and patent applications, Trade Secrets, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being, and foreign equivalents of any of the foregoing.
1.38.    “Invention” means any registerable Intellectual Property developed, discovered, conceived or made by Labcorp specifically as a result of performing the Services for CRO on behalf of Sponsor pursuant to this Agreement and specifically relating to the Test Materials and/or other CRO Information. For the avoidance of doubt, Inventions do not include Labcorp Property. For purposes of this Agreement, “Invention” shall not include any Software or any portion thereof (including all related Intellectual Property) or any activities or Intellectual Property associated with the development or delivery of Software.
1.39.    “Labcorp Property” has the meaning set forth in Section 12.1.
1.40.    “Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order or Governmental Permit issued by, a Regulatory Authority.
1.41.    “MTA” has the meaning set forth in Section 9.3.
1.42.    “Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Regulatory Authority.
1.43.    “Packages” has the meaning set forth in Section 19.1.
1.44.    “Pandemic Measures” means any quarantine, “shelter in place,” stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirement, safety or similar Law, directive, guidelines or recommendations promulgated by any Regulatory Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID 19.
1.45.    “Person” means and includes a natural person, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Regulatory Authority.
1.46.    “Personal Data” means information that (a) relates to an identified or identifiable natural person (Data Subject); and/or (b) constitutes “personally identifiable personal information”, “protected health information”, “personal data” or similar information protected by Data Protection Laws; and/or otherwise (c) relates to an identified or identifiable legal entity, where such information or a portion of it constitutes Personal Data under Data Protection Laws. Personal Data includes, but is not limited to, name, an identification number, Pseudonymized Personal Data, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person telephone number, IP address, social security number, driver’s license number, state-issued identification card number, financial account numbers, credit card numbers, debit card numbers, or any security code, access code, personal identification number or password, health insurance policy number, subscriber identification number, any unique identifier used by a health insurer and/or provider to identify the individual, information regarding an individual’s medical history, mental or physical condition or medical treatment or diagnosis by a health insurer and/or provider to identify the individual, username or email address in combination with a password or security question. Personal Data also includes other types of data under Data Protection Laws.
1.47.    “Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored or otherwise Processed.
1.48.    “Process” or “Processing” means any operation or set of operations that are performed on Personal Data or on sets of Personal Data, whether or not by automated means (e.g., collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction). “Processed” has a correlative meaning.
1.49.    “Processor” means a natural or legal person, public authority, agency or other body which Processes Personal Data on behalf of the Controller.
1.50.    “Protocol” means a document (and any amendments thereto) that describes the objectives, design, methodology, statistical considerations, and organization of the Study and, if applicable to the Services, includes a scientific plan, laboratory testing procedure or sample analysis outline. The Protocol shall, to the extent applicable to the Services, specify any Regulatory Authority and the country or countries to which CRO intends to submit the Results and other matters pertinent to the completion of the Study or Services.
1.51.    “Pseudonymized Personal Data” means Personal Data that can no longer be attributed to a specific Data Subject without the use of additional information, provided that such additional information is kept separately and is subject to technical and organizational measures to ensure that the Personal Data are not attributed to an identified or identifiable natural person. “Pseudonymized” has a correlative meaning.

1.52.    “Quality Agreement” means any separate agreement entered into between the Parties specifically addressing quality assurance matters.
1.53.    “Receiving Party” means, in relation to Confidential Information, the Party or its Representatives receiving or otherwise acquiring Confidential Information in connection with this Agreement.
1.54.    “Regulatory Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative, or governmental authority or any national securities exchange having jurisdiction over the respective activities contemplated by this Agreement or a Work Order (including the Services or a Study), or over the respective Parties.
1.55.    “Relevant Laboratory Services” has the meaning set forth in Section 21.1.
1.56.    “Representatives” in relation to a Party, means the Affiliates of that Party, and in in relation to CRO, any applicable Sponsor, and the directors, officers, employees, agents, contractors, and advisors (including attorneys, accountants, consultants, bankers, financial advisors and members of advisory boards) of any of the foregoing, in each case who have a need to know the Confidential Information in connection with this Agreement and who have entered into agreements for the protection of the Confidential Information on terms substantially similar to the terms of this Agreement or are bound by professional obligations of confidentiality.
1.57.    “Results” means (i) all materials, data, documents and information produced or developed by Labcorp specifically as a result of the Services and related to the Test Materials and/or the CRO Information; and (ii) all Study Records.
1.58.    “Sanctioned Party” has the meaning set forth in Section 6.3.
1.59.    “Security Breach” means the loss, damage or unauthorized access, use, unauthorized transmission, modification or other misuse of data, including a Personal Data Breach.
1.60.    “Services” means central laboratory tasks or services (excluding the provision of Software) described in this Agreement or in a Work Order that are contracted to be provided by Labcorp for CRO on behalf of Sponsor’s Study.
1.61.    “Software” means software products provided by Labcorp or otherwise made available under this Agreement or any related Work Order, as detailed in the applicable Work Order, together with all Documentation. The term “Software” shall be deemed to include any source code, object code, binaries, executables, configurations, enhancements, additions, derivative works, or other modifications of or to the Software (including descriptions thereof), whether made by Labcorp, by CRO, or by the Parties jointly, whether or not prepared in response to the Protocol or design of CRO Studies or other information provided by CRO.

1.62.    “Specimen Kit” means specimen collection supplies and instructions that are necessary to collect and ship specimens to Labcorp for analysis in connection with the Services being provided.
1.63.    “Sponsor Indemnity” has the meaning set forth in Section 16.4.
1.64.    “Study” means the Sponsor’s individual study, project, trial, observation or consultation defined in a Work Order.
1.65.    “Study Records” in relation to Services, means all records, notes, reports and other observations, notations or data of activities or procedures (in each case whether in a written or electronic format) which Labcorp specifically generates or produces for the relevant Study under Applicable Law, excluding the Study participant’s personal medical records.
1.66.    “Subcontractor” means third parties engaged by Labcorp for the performance of services customarily provided by Labcorp in the ordinary course of its business. For purposes of this Agreement a Subcontractor is not considered a Third-Party Provider.
1.67.    “Sub-Processor” means any processor engaged by a Processor for carrying out specific Processing activities on behalf of the Controller regarding the related Processing activity.
1.68.    “Swiss Standard Contractual Clauses” means the adaptations of the EU Standard Contractual Clauses as approved by the Swiss Data Protection and Information Commissioner, including the necessary adaptations to ensure compliance with Swiss data protection law.
1.69.    “System Data” means control data from laboratory tests or transactional, volume and performance data related to the Services, which does not contain any: (i) Study data following treatment with any Test Materials; or (ii) Personal Data.
1.70.    “Taxes” means all taxes, duties, charges, fees, imposts, levies or other similar assessments in the nature of taxes, together with any interest, penalties, or fines with respect thereto, and including all value added tax (“VAT”) or goods and services tax, local, national, state, federal sales or use taxes, excise taxes, duties, import/export fees, country specific business or professional services tax or similar tax on international services or foreign entities providing services or consumption taxes; provided that “Taxes” shall not include income or franchise taxes of Labcorp resulting from fees paid by CRO.
1.71.    “Test Materials” in respect of a Study, means all compounds, devices, products, placebo, comparators, materials or other substances meeting relevant specifications that are necessary to perform the Study.
1.72.    “Third-Party Provider” means third parties other than Subcontractors and Labcorp Affiliates who are engaged by Labcorp in connection with the Services as an accommodation to CRO or Sponsor for the provision of goods or services ancillary to or outside of Labcorp’s core area of business, including common carriers, couriers, specimen kit material providers, laboratory supply and reagent providers, laboratories, laboratory management vendors and software and technology providers. For purposes of this Agreement, a Third-Party Provider is not considered a Subcontractor.
1.73.    “Third-Party Provider Agreement” means an agreement entered into between Labcorp and a Third-Party Provider for the provision of goods or services relating to a Work Order.
1.74.    “Trade Control Laws” has the meaning set forth in Section 6.3.
1.75.    “Trade Secret” means proprietary information, including a formula, pattern, compilation, program, device, method, technique, or process, which is marked in writing as a ‘trade secret’ at the time of disclosure, that: (i) gives its owner an opportunity to obtain an advantage over competitors who do not know or use it; (ii) derives independent economic value, actual or potential, from not being generally known to others, and not being readily ascertainable by proper means or by reverse engineering by other Persons who can obtain economic value from its disclosure or use; and (iii) is the subject of reasonable efforts, under the circumstances, by its owner to maintain its secrecy.
1.76.    “Trademarks” means trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of source or origin.
1.77.    “Transports” has the meaning set forth in Section 19.1.
1.78.    “UK Standard Contractual Clauses” means the UK international data transfer addendum to the European Commission’s standard contractual clauses for international data transfers, or alternatively the International Data Transfer Agreement, both issued by the Information Commissioner on March 21, 2022, as amended, replaced or superseded from time to time.
1.79.    “U.S. Data Protection Laws” means all Laws, contractual or industry standards concerning the privacy, protection, transfer or security in the U.S., including but not limited to, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, and when effective, the Colorado Privacy Act, Connecticut Data Privacy Act, and the Utah Data Consumer Privacy Act, HIPAA, and the Payment Card Industry Data Security Standard, as amended, replaced or superseded from time to time.

1.80.    “Work Order” means an individual project agreement in a form mutually agreed and signed by the Parties or their respective Affiliates, as the case may be, in writing which:
(a)    identifies the particular Study being arranged by CRO, the applicable Protocol, and the particular Sponsor for whom the Study is being arranged;
(b)    describes the nature and scope of the Services to be provided by Labcorp to CRO in connection with such Study;
(c)    identifies key personnel and timelines for such Services; and
(d)    specifies the price, and payment schedule for the required Services.
Each Work Order shall be in substantially the form set forth in Appendix A, provided that the Parties may mutually agree to a modification thereof for the particular Services.
The Parties understand and agree that Work Orders related to the delivery of central laboratory services may be entered into by any Affiliates of Labcorp performing central laboratory services and CRO if explicit reference to this Agreement is made in such Work Order. In such case, any reference to either CRO or Labcorp (as appropriate) throughout this Agreement will be deemed to refer to such Affiliate, who will be entitled to all the benefits and subject to all the obligations of this Agreement solely in respect of such Work Order. Any Affiliate working on any Work Order will be treated as if they are their affiliated Party for the purposes of this Agreement.
2.    PROVISION OF SERVICES
2.1    Agreement Structure. This Agreement contains the terms and conditions under which CRO would engage Labcorp and under which Labcorp would provide Services. Labcorp shall not commence performing Services until a Work Order or similar writing containing terms mutually acceptable to the Parties for the commencement of Services is executed. Upon signature by CRO and acceptance in writing by Labcorp, a Work Order is incorporated in and becomes part of this Agreement. Each Work Order constitutes a separate and independent contract and stands alone with respect to any other Work Order entered under this Agreement. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except (i) to the extent that the relevant Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter or (ii) with respect to medical, technical, quality, and clinical matters, where the Work Order shall control over this Agreement.
To the extent any terms or provisions of an applicable Protocol conflict with the terms of this Agreement or a Work Order, the terms of the Protocol shall prevail with respect to the scientific, medical, quality, technical and regulatory guidelines used in the conduct of the Services, and this Agreement and the Work Order, including any schedule of work therein, shall govern in all other instances. To the extent any Quality Agreement conflicts with the terms of this Agreement or any applicable Work Order, this Agreement or the applicable Work Order shall supersede the Quality Agreement. This Agreement may not be amended by any such Quality Agreement.
2.2    Provision of Services. Labcorp agrees to perform the Services described in a Work Order, including any Protocol incorporated therein, in accordance with generally accepted industry standards and in compliance with Applicable Law, Good Clinical Practice (where applicable), the Protocol, and any applicable Labcorp standard operating procedures unless otherwise specified in the applicable Work Order. Labcorp shall use commercially reasonable efforts to perform the Services within the timeframe estimated in the Protocol or applicable Work Order. Labcorp reserves the right to refuse to perform any Services, including in relation to the Test Materials, that are deemed by Labcorp, in its sole discretion, as hazardous in nature or in violation of Applicable Laws, provided that Labcorp provides CRO with written notice of its refusal including a description of Services, including in relation to the Test Materials, determined to be hazardous or in violation of Applicable Laws.
2.3    Modification of Work Orders. Upon the request of either Party, a Work Order may be amended from time to time with the written agreement of both Parties. Modifications will be documented in written amendments signed by both Parties. Modifications that may require an amendment to a Work Order include changes in recognized scientific and medical practice, Applicable Law, or to the contractual assumptions, responsibilities or timelines. Both Parties agree to act in good faith and promptly when considering a request for an amendment. Labcorp may be required to provide certain unbudgeted items or budgeted items in different amounts including but not limited to ancillary supplies, logistics costs, and minor modifications to database design (the “Adjustment Items”). In the event Adjustment Items are incurred, Labcorp must provide prompt notice of the excess costs and may invoice Adjustment Items as incurred; provided, however, that the total amount of uncontracted Adjustment Items under a Work Order may not exceed 2% of the applicable Work Order’s central laboratory Services Budget and will be reconciled in a written amendment signed by both Parties. Labcorp reserves the right to postpone effecting changes to the Services until such time as the Parties agree to and execute an amendment. Labcorp will not deviate from a Work Order without CRO’s prior written approval; provided that deviations from a Work Order may be made at Labcorp’s reasonable discretion in an emergency and/or in order to comply with Applicable Law, so long as Labcorp has first used commercially reasonable efforts to inform CRO of the issue.
2.4    Delays; Extension of Timelines. Labcorp is not accountable for delays in its performance due to the actions, errors or omissions of Persons not under its direct control, including delays (i) resulting from Regulatory Authority, institutional review board, or ethics committee actions or omissions; (ii) in Study enrolment; (iii) associated with the Test Material’s properties or its availability; (iv) resulting from competing studies not performed by Labcorp; (v) as a consequence of a Force Majeure Event; or (vi) as a result of CRO, or Sponsor, their respective Affiliates, agents or contractors, failure to provide the necessary materials, information, licenses and documents required for the performance of the Services in accordance with the timelines described in the applicable Work Order. The Parties agree that any such delay may result in increased costs or fees which will be agreed in writing in the form of an amendment to the Work Order pursuant to Section 2.3. If the Parties mutually agree to extend the timelines beyond those established in the Work Order, based on the occurrence of such a delay, the extended Services may be re-priced by Labcorp inclusive of inflationary adjustments which will be agreed in writing in the form of an amendment to the Work Order pursuant to Section 2.3. Without limiting the generality of the foregoing, in the event that Labcorp cannot perform the Services in a Work Order as directed by CRO based on a change in Applicable Law, the Parties shall work together to agree what actions should be taken to resolve the conflict; provided that if the Parties cannot resolve the conflict, Labcorp reserves the right to delay or terminate any Services potentially at risk.
2.5    In Vitro Diagnostics. Labcorp does not offer assays for individual patient management in the European Economic Area under European Union In Vitro Diagnostics Medical Devices Regulation (2017/746) unless the assay is CE-marked for the intended use as identified in the Study. CRO, on behalf of Sponsor, is responsible for ensuring the assay(s) utilized under this Agreement are used in accordance with their intended use and regulatory status.
2.6    Force Majeure. Except with respect to the payment of monies due under this Agreement, neither Party will be considered in default of the performance of any obligation under this Agreement to the extent that the performance of the obligation is prevented or delayed by any Force Majeure Event. Any timeline or deadline set out in a Work Order shall be automatically extended by a period of time equal to that reasonably necessary to allow a Party to recover from a Force Majeure Event.
2.7    Control & Consistency. Subject to Section 22.6, any Services performed hereunder or in connection with any Work Order are intended to be performed under the ultimate management, direction and control of CRO and its Affiliates, and the officers and employees of either, and in a manner consistent with the existing business operations of Labcorp and CRO (and their Affiliates). Neither this Agreement nor any Work Order shall require Labcorp to manage, direct or control any business operations of CRO (or any Affiliate thereof) or vice versa, or require any changes to the character, makeup or extent of any business operations of Labcorp or CRO (or any of their Affiliates).

3.    PERSONNEL; SUBCONTRACTORS; THIRD-PARTY PROVIDERS
3.1    Personnel. Labcorp shall provide suitably qualified personnel to perform Labcorp’s obligations under this Agreement. Labcorp will be solely responsible for the wages and employer related liabilities associated with the employment of its employees.
3.2    Subcontractors. Labcorp may delegate the performance of specific Services of Labcorp under a Work Order to an Affiliate of Labcorp or to a qualified non-Affiliate third-party Subcontractor; provided, that:
(a)    if required by an applicable Sponsor, Labcorp notifies CRO in writing of such delegation;
(b)    such Affiliate or third-party Subcontractor performs those Services in a manner consistent with the terms and conditions of this Agreement; and
(c)    Labcorp remains liable for the performance of such Affiliate or third-party Subcontractor.
3.3    Third-Party Providers. As an accommodation to CRO, Labcorp may engage Third-Party Providers. Such Third-Party Providers shall be independent contractors and shall not be considered the employees, agents, or Subcontractors of Labcorp or CRO. Labcorp may engage with, oversee and coordinate the activities of Third-Party Providers; provided, however, Labcorp does not undertake by virtue of this Agreement or the relevant Work Order responsibility for the Third-Party Provider’s business, professional conduct, performance, or such Third-Party Provider’s breaches. In connection with such Third-Party Provider Agreements, CRO hereby authorizes Labcorp without further review or approval by CRO, to sign Third-Party Provider Agreements containing mutual reasonable limitations of direct liability terms of the total amount paid or payable to the Third-Party Provider for its services in respect of the applicable Work Order; provided that neither Labcorp nor the Third-Party Provider shall be liable for consequential or indirect damages (including lost profits, goodwill, or market value) arising from the Third-Party Provider Agreement (other than in connection with indemnification of Labcorp by the Third-Party Provider for consequential damages suffered by a third party under a Claim). In addition, for common carriers, record storage facilities, and other Third-Party Providers who operate according to a schedule of tariffs or otherwise have statutory limitations of liability, the liability of the Third-Party Provider will be limited by the tariffs, statutory limitations or other generally accepted industry norms within the industry of the Third-Party Provider.
4.    TEST MATERIALS
4.1    Provision of Test Materials and CRO Information. Unless otherwise specified in the Work Order, CRO will provide Labcorp with sufficient amounts of Test Materials for the purposes of the Study and will also provide such complete and accurate CRO Information as may be required by Labcorp to perform the Services, including data as is necessary to inform Labcorp of the stability, batch number, proper storage and safe handling requirements of the Test Materials, such as a Safety Data Sheet (SDS) or equivalent documentation. CRO must provide Labcorp with all available information regarding known or potential hazards associated with the use of any substances supplied by CRO prior to execution of a Work Order. As an ongoing obligation, CRO will promptly notify Labcorp of the emergence of information impacting the safety of Study participants or which otherwise impacts the toxicity assessment or risk profile of the Test Materials. CRO represents and warrants that all necessary third-party consents and all necessary approvals required under Applicable Law will be obtained prior to the shipment of Test Materials.
4.2    Disclaimer. Labcorp expressly disclaims (a) any responsibility and liability for the accuracy of the CRO Information; and (b) any error or defect in the Services as a consequence of any inaccuracies in the CRO Information, and in each case Labcorp disclaims any responsibility and liability for any consequences of such errors or defects. Labcorp makes no representation, warranty or guarantee regarding the value or clinical or commercial success of any Test Material which is the subject of any Services performed by Labcorp, including the likelihood of such Test Material reaching any particular phase of development, obtaining any regulatory approval, or obtaining any level of sales or market acceptance.
4.3    Return or Destruction of Test Materials. Upon completion of the Services, and unless otherwise agreed in the applicable Work Order, any remaining Test Materials shall, at CRO’s expense, be destroyed or, upon CRO’s request and expense, returned to CRO for retention in compliance with Applicable Law. When Applicable Law requires retention by Labcorp, Test Materials shall be retained by Labcorp at a fee agreed in the applicable Work Order.
5.    SPECIMEN KITS
5.1.    Unless otherwise specified in the applicable Work Order, Labcorp is responsible for providing Specimen Kits necessary for the Services and CRO will designate where Specimen Kits shall be shipped. Unless otherwise agreed by the Parties, Labcorp shall ensure that each Specimen Kit component has received any necessary registration, clearance, approval, or exemption from any applicable Regulatory Authority. The Specimen Kits may include test tubes, pipettes, collection needles, and other required materials, in addition to instructions for collection and shipment. The Specimen Kits shall also have a test requisition form or other electronic method to capture such data for the particular Study. Each Specimen Kit will be bar coded to ensure tracking and testing audit trails upon its return to Labcorp.
5.2.    In the event that a Specimen Kit (a) is lost, expires or is otherwise rendered unusable for reasons outside Labcorp’s reasonable control or (b) expires, Labcorp shall replace such Specimen Kit and charge CRO a cost equal to the amount reflected with respect to such item in the Budget (as defined in Section 10.1), subject to the limitations of Section 2.3, Modification of Work Orders.
5.3.    After performing Services, Labcorp will store the remaining Study specimens for the length of time and under storage conditions as described in the applicable Work Order. The remaining specimens may subsequently be shipped to CRO or another party as specified in the Work Order or if not specified in the Work Order, held as otherwise instructed by CRO.
6.    REGULATORY MATTERS; COMPLIANCE
6.1    Debarment. Labcorp represents and warrants that to its knowledge it does not use and shall not use in any capacity the services of any Person debarred under subsections §306(A) or §306(B) of the U.S. Generic Drug Enforcement Act 1992, disqualified as a testing facility under 21 CFR Part 58 Subpart K. or disqualified, restricted or having made assurances as a clinical investigator under 21 CFR §312.70 in connection with any of the Services performed under this Agreement. Labcorp shall promptly disclose in writing to CRO if it becomes aware that any: (a) Person who is performing the Services is debarred, disqualified or restricted; or (b) action, suit, claim, investigation or legal or administrative proceeding is pending relating to the debarment, disqualification, restriction of Labcorp or any person performing Services under this Agreement.
6.2    Anti-Bribery. Each Party represents that it has not and agrees that it will not violate the Laws of the United States of America (including the Foreign Corrupt Practices Act), any Applicable Laws of the country of operation, the country in which business is being conducted, or any other relevant country as applicable (including the United Kingdom Bribery Act of 2010) pertaining to bribery, improper payments, and kickbacks. Each Party agrees that it has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or solicit, or make, or receive any “improper payment,” including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value for the benefit of the Parties or their personnel or any entity or individual associated with the Parties or their personnel, or for any other perceived benefit as an inducement to act or refrain from acting, or in order to improperly obtain or retain a business advantage in relation to this Agreement.
6.3    Trade Control. CRO understands that Deliverables are subject to U.S. and foreign export, import, and customs laws and regulations, including, but not limited to, the Export Administration Regulations (“EAR”), the sanctions laws, regulations, and executive orders administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the U.S. anti-boycott laws (collectively, the “Trade Control Laws”). In the event of a conflict between any U.S. and foreign Trade Control Laws, the U.S. Trade Control Laws shall prevail. CRO certifies that it is not listed on, or owned or controlled by anyone on, any restricted persons list published by the U.S. Departments of Commerce, Treasury, or State, the European Union, or the United Kingdom, including, but not limited to, the Specially Designated Nationals and Blocked Persons List and the Entity List (each, a “Sanctioned Party”). CRO further certifies that it is not located in Cuba, the Crimea region, Iran, North Korea, or Syria, or any other embargoed destination, and that it is not owned or controlled by anyone located in an embargoed destination. CRO may not provide any Deliverables received from Labcorp in contravention of any Trade Control Law, including to an embargoed destination or a Sanctioned Party. In addition to any other remedy it may have, Labcorp may suspend and/or cancel the provision of any Deliverables if (a) Labcorp has not received all materials, information, licenses, and documents requested by Labcorp and that Labcorp reasonably deems necessary for the provision of such Deliverables, (b) Labcorp has not received the governmental approvals that Labcorp reasonably deems to be required, or (c) Labcorp believes that providing Deliverables may violate any Trade Control Laws, other Applicable Laws, or Labcorp’s own compliance policies. CRO must notify Labcorp before providing any technical data that is controlled under Trade Control Laws, if any, and clearly mark such data as export controlled.
6.4    Laboratory Procedures. Labcorp will perform its Services in accordance with its standard operating procedures and the applicable terms of Work Orders. Where applicable, Labcorp’s tests, assays and other activities undertaken under this Agreement or the applicable Work Order shall comply in all material respects with Applicable Laws. This Agreement and the Work Orders shall contain all the conditions under which Labcorp will provide clinical laboratory Services. Should Applicable Law be changed, Labcorp will exercise commercially reasonable efforts to satisfy the new requirements. In the event that compliance with new Applicable Laws necessitate a change in this Agreement or the Work Order, Labcorp will submit to CRO a revised technical and cost proposal for CRO's acceptance prior to performing revised Services.
7.    CRO AUDITS; REGULATORY AUDITS; INSPECTIONS
7.1    General Audits. During the term of this Agreement on giving reasonable advance notice in writing (which shall not be less than fifteen business days), CRO and/or its suitably qualified representative (which may include a representative of Sponsor) may, during normal business hours and at mutually agreeable times, but not more than once in a contract year without cause, visit any Labcorp facility where Services for a Study are being performed in order to audit the progress of the Services. In the event of any regulatory inspection or if CRO seeks to conduct more than one Audit or inspection, without cause, in a contract year, CRO agrees to pay Labcorp a commercially reasonable fee and reasonable costs for hosting and responding to such additional Audits. CRO agrees that any of its representatives or appointed third-party auditors (which third party shall not be a competitor of Labcorp or former employee of Labcorp central laboratory services Affiliates for reasons other than the Distribution without Labcorp’s prior written consent and which shall be required to be bound by obligations of confidentiality and non-use consistent with those contained herein)) will be subject to reasonable confidentiality and non-use obligations in relation to its exposure to Labcorp’s proprietary information consistent with those contained in this Agreement. Without limiting the generality of the foregoing, where an Audit concerns or relates to referral laboratory testing or shipping methods of Labcorp, (a) CRO’s third-party auditors who conduct any Audit pursuant to this Section 7.1 may only confirm whether or not Labcorp is properly billing such costs, and (b) CRO expressly agrees that CRO’s third-party auditors may not directly or indirectly provide any details of such charges to CRO (including the actual amount of the referral laboratory testing or shipping costs incurred by Labcorp).
7.2    Information Technology Audits. Upon CRO’s request, Labcorp shall, subject to the terms of applicable Data Protection Laws and the Data Processing Agreement, provide to CRO (or a representative of the applicable Sponsor) at Labcorp’s premises for review: (i) a high-level summary of Labcorp’s approach to information security including security testing; and (ii) any other information related to Labcorp’s information security when reasonably requested by CRO or Sponsor and mutually agreed to by Labcorp. In addition to CRO’s audit rights under Section 7.1 of this Agreement, upon reasonable advance written notice given by CRO, Labcorp shall allow CRO, the applicable Sponsor or a third party on CRO’s or Sponsor’s behalf (which third party shall not be a competitor of Labcorp or former employee of Labcorp for reasons other than the Distribution without Labcorp’s prior written consent and which shall be required to be bound by obligations of confidentiality and non-use consistent with those contained herein) to audit (i) Labcorp systems and processes that impact CRO’s data, (ii) Labcorp’s approach to information security and (iii) Labcorp’s internal information security policies, in each case to confirm that Labcorp systems and processes meet the requirements of this Agreement in all material respects. Routine Audits under this Section 7.2 are limited to no more than once per calendar year unless CRO (or Sponsor) in good faith believes that there is an actual information security risk or breach. In the event of a routine visit or Audit not for cause pursuant to this Section 7.2, CRO shall compensate Labcorp for the reasonable cost of such routine visit or Audit in accordance with the agreed fees and expenses, unless such Audit finds that Labcorp breached this Agreement or any Applicable Law.
7.3    Inspections. Where possible and permitted by the applicable Regulatory Authority, each Party will notify the other Party promptly in the event of any actual or notified inspection, inquiry or findings by a Regulatory Authority concerning Services being performed for CRO. In that event and to the extent permitted by Applicable Law, Labcorp will consult with and allow CRO to review and comment on any responses made by Labcorp to the Regulatory Authority relating to the inspection or inquiry to the extent it concerns an applicable Work Order or Study. However, CRO acknowledges that it is Labcorp’s obligation to respond to an inspection notice or inquiry directed to

Labcorp, and that Labcorp may respond to such an inspection notice without advice from, or consultation with, CRO concerning the contents thereof. Both Parties will cooperate with all reasonable requests necessary to comply with an inspection notice and, as applicable, the performance of appropriate corrective action or reporting resulting therefrom.
8.    RECORDS; REPORTS; RECORD RETENTION
8.1.    Records. Labcorp will keep appropriate records of the status and progress of the Services as required by the relevant Work Order.
8.2.    Reports. Labcorp will provide reports or other Deliverables to CRO as specified in the Work Order. Such reports or other Deliverables will be in Labcorp’s standard format unless otherwise specified in the Work Order or otherwise agreed in writing by the Parties. Any such reports and supporting documentation to the extent originating with CRO, and the resulting data prepared by Labcorp for the purpose of a Work Order, are the property of CRO. Notwithstanding the foregoing, if CRO is in breach of any material obligation under this Agreement or under a Work Order, Labcorp is not obliged to provide any report or other Deliverable until all breaches have been remedied in full.
8.3.    Record Retention. Upon conclusion of the Services or earlier termination of a Work Order or the Services, Labcorp shall deliver to CRO the Results for the applicable Work Order or Services and any other related documents required to be provided under Applicable Law. By tendering documents and information for delivery, FCA (Incoterms 2020), to CRO, Labcorp shall have fully discharged its obligation to maintain and transfer such documents and information. Notwithstanding the foregoing, Labcorp reserves the right to retain documents and information relevant to the Services or the conduct of a Work Order to the extent and for the periods required under Applicable Law. Labcorp may agree to maintain CRO’s property beyond the conclusion of the Services as set forth in a Work Order in accordance with Labcorp’s policies and at CRO’s cost and expense. Unless CRO is in breach of any material obligation under this Agreement or under a Work Order, CRO is entitled pursuant to Section 7.1 to have reasonable access to such material and to copy any part of it at it its own expense.
9.    HUMAN BIOLOGICAL SAMPLES
9.1.    CRO’s Responsibilities. In all circumstances where CRO or third parties for which CRO is responsible supply HBS to Labcorp in connection with the Services, CRO represents and warrants that:
(a)    all HBS and associated data supplied in connection with the Services under this Agreement and any relevant Work Order are or have been procured and supplied to Labcorp ethically in full compliance with any and all Applicable Laws (including any submissions, approvals and registrations to any applicable Regulatory Authority) relating to the use of HBS providing protection for human participants in the country of origin;
(b)    the HBS Donor has given a valid Informed Consent in accordance with Applicable Laws, including Data Protection Laws;
(c)    all HBS has been Pseudonymized according to Applicable Laws to protect the identity and confidentiality of the HBS Donor and shall be supplied to Labcorp without any information or data that could allow Labcorp to identify the HBS Donor under applicable Data Protection Laws and other applicable regulatory requirements;
(d)    all HBS supplied to Labcorp: (i) may be used for the Services; (ii) may be used to provide data in support of commercial product development; and (iii) were procured without inappropriate financial benefit to the HBS Donor; and (iv) may be transferred to Labcorp Affiliates, Subcontractors and any third party engaged in the provision of the Services, with no territorial restrictions; and
(e)    in the event of a withdrawal of, or a material variation to the Informed Consent (including any material changes that may affect the Services), it shall promptly notify Labcorp and any other relevant parties of such changes or withdrawal.
CRO shall (a) upon request, provide a copy of the relevant Informed Consent template; (b) upon request, provide a copy of the relevant documents certifying that the HBS provided to Labcorp has been provided with all necessary submissions, approvals and registrations required to be made to any applicable Regulatory Authority; and (c) ensure that any HBS shall be Pseudonymized, de-identified or 'coded' according to Applicable Law to protect the identity and confidentiality of the HBS Donor.
9.2.    Return or Destruction of HBS. CRO acknowledges that Labcorp must comply with Applicable Laws concerning sample retention following analysis and warrants that the Informed Consent accounts for the retention period required by Applicable Law. Subject to the foregoing and Section 10.1, upon CRO’s request and expense, Labcorp shall retain, return, or dispose of all HBS in accordance with the Informed Consent, CRO’s reasonable instructions (provided that such instructions are in accordance with the Informed Consent) and Applicable Law.
9.3.    Material Transfer Agreements. CRO acknowledges that where Labcorp enters into a material transfer agreement (“MTA”) with the provider of any HBS, Labcorp shall act in accordance with the terms of such MTA with respect to the disposition of any relevant HBS. In the event of a conflict between the terms of an MTA, this Agreement, any Work Order and any instructions provided by CRO, the terms of the MTA shall prevail.

9.4.    Force Majeure. Without limiting the generality of Section 2.6, in the event of a Force Majeure Event, Labcorp shall take all commercially reasonable steps to re-route HBS to another Labcorp facility or to another qualified laboratory for testing; provided, that if such HBS are routed to a non-Labcorp laboratory for testing, CRO agrees to pay all fees and charges related to those samples and testing necessitated by the Force Majeure Event. Labcorp shall provide prompt notice of any Force Majeure Event and estimated increases in fees and charges arising from the Force Majeure Event.
10.    PAYMENT
10.1.    Payment of Fees and Expenses. CRO will pay Labcorp the fees, all reasonable travel and other reasonable out of pocket costs, and any third-party expenses incurred by Labcorp in connection with the performance of the Services, as set forth in the mutually agreed budget established under the applicable Work Order (each a “Budget”). CRO is responsible for the payment of any charges or transaction fees including but not limited to wire transfer fees, procurement platform fees, currency exchange fees, and bank fees arising from CRO’s method of payment.
10.2.    Invoicing. Unless otherwise agreed in the Work Order, all invoices are due and payable and will be paid by CRO within sixty (60) days of the date of invoice. Invoices shall be issued by Labcorp to the contact specified in the Work Order, or if no contact is specified in the Work Order, to the notice address contained in this Agreement. CRO shall have no duty to pay for fees, expenses, or costs which are not invoiced with one-hundred and eighty (180) days of the end of the month in which the Services were performed, invoicing milestones were achieved, or expenses or costs were incurred. Prompt invoicing by Labcorp is necessary to enable CRO to invoice its applicable Sponsor. CRO shall be relieved of the obligation to pay any invoices not delivered in accordance with the requirements of this Section 10.2.
10.3.    Shipping Costs. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, CRO acknowledges and agrees that shipping costs charged to CRO in connection with Services shall be inclusive of a logistical support fee with respect to the management and tracking of specimens.
10.4.    Third-Party Expenses. Documentation for out of pocket or third-party expenses shall be provided in a summary report or summarized on the applicable invoice. Detailed expense reports or back-up documentation including actual expense receipts will not be provided.

10.5.    Payments. Subject to the requirements of Section 10.2, payment shall be made from CRO to Labcorp as follows, or as may be updated from time to time upon written notice:
USD payments
Payment by Check:
Labcorp Central Laboratory Services LP
P.O. Box 2484
Burlington, NC 27216
Payment by Bank Transfer:
Labcorp Central Laboratory Services LP
Wells Fargo Bank, N.A
420 Montgomery, San Francisco, CA 94104
Routing Transit Number/ABA: 121000248
Account Number: 4244842191
SWIFT: WFBIUS6S
CHF payments
Payment by Check:
Labcorp Central Laboratory Services SÀRL
Attn: Finance-Accounts Receivable
Rue Moise-Marchines 7
1217 Meyrin, Geneva, Switzerland
Payment by Bank Transfer:
Labcorp Central Laboratory Services SÀRL
Credit Suisse
Account #: 0251-828191-21
IBAN CH50 0483 5082 8191 2100 0
SWIFT: CRESCHZZ80A
Clearing # 4835
EUR payments
Payment by Check:
Labcorp Central Laboratory Services SÀRL
Attn: Finance-Accounts Receivable
Rue Moise-Marchines 7
1217 Meyrin, Geneva, Switzerland
Payment by Bank Transfer:
Labcorp Central Laboratory Services SÀRL
Credit Suisse
Account #: 0251-828191-22-2
IBAN CH50 0483 5082 8191 2200 2
SWIFT: CRESCHZZ80A
Clearing # 4835

GBP payments
Payment by Check:
Labcorp Central Laboratory Services SÀRL
Attn: Finance-Accounts Receivable
Rue Moise-Marchines 7
1217 Meyrin, Geneva, Switzerland
Payment by Bank Transfer:
Labcorp Central Laboratory Services SÀRL
Credit Suisse
Account #: 0251-828191-22-3
IBAN CH50 0483 5082 8191 2200 3
SWIFT: CRESCHZZ80A
Clearing # 4835
10.6.    Advance Payment. Upon execution of a Work Order, Labcorp shall invoice CRO for an amount equal to ten percent (10%) of Budget in the applicable Work Order (the “Deposit”). CRO shall pay the Deposit within sixty (60) days of the date of invoice. Labcorp shall retain the Deposit until the Work Order invoices have reached ninety percent (90%) of the total Budget at which point the Deposit will be applied to monthly invoices. At the end of each Work Order, Labcorp shall conduct a final account reconciliation and will refund to CRO any remaining amounts of the Deposit. If a Work Order is terminated before the Deposit has been fully applied to invoicing and all invoices issued prior to termination of such Work Order have been paid, Labcorp shall apply the Deposit to the final invoice and refund to CRO any amounts of the Deposit remaining within sixty (60) days after the date of the final invoice.
10.7.    Invoice Disputes. If a dispute arises between the Parties in respect of any part of an invoice, and unless otherwise agreed in a Work Order, CRO (i) must pay all undisputed parts of the invoice within the stipulated sixty (60) day period; (ii) must notify Labcorp in writing of the particulars of the dispute within thirty (30) business days of receipt of the invoice; and (iii) may withhold payment of the disputed part of the invoice, provided that CRO endeavors promptly and in good faith to resolve the dispute pursuant to Section 22.3. If CRO fails to pay the amount of any undisputed invoice or part of an invoice within the time prescribed in Section 10.2, (a) interest at the rate of one and one half percent (1.5%) per month, or the maximum rate allowed by Applicable Law if lower, will accrue from the date the payment was originally due until the date of payment, and (b) Labcorp may elect to cease or suspend work on a Work Order or to withhold Deliverables, reports or other material in respect of a Work Order for so long as CRO fails to pay undisputed amounts or during a dispute.
10.8.    Taxes. The price for the Services under this Agreement does not, and shall not be construed to include Taxes. CRO shall pay or cause to be paid, and shall indemnify Labcorp and its Affiliates for, any Taxes assessed with respect to the Services such that Labcorp and its Affiliates receive the same net amount they would have received in the absence of such Taxes. Where Tax is charged or chargeable on the Services provided under this Agreement, CRO will pay such amount of Tax to Labcorp on receipt of a related invoice. Where any Taxes are paid directly to a tax authority by CRO, CRO shall not deduct this amount from any amount due to Labcorp or its Affiliates. Where any Test Materials, kits, collection supplies or equipment relevant to the Services are imported for the purposes of the Services under the terms of this Agreement or a Work Order, import VAT or other excise duties may be incurred and shall be paid or indemnified by CRO as described above.
10.9.    Inflationary Adjustment. Labcorp will hold prices under each Work Order unchanged for twelve (12) months from the commencement of Services. Thereafter, Labcorp may request adjustments to fees annually in amounts consistent with the Mercer Global Compensation Planning Report. Any inflationary adjustments which may be agreed shall be documented in an executed amendment to the applicable Work Order prior to the application of any inflationary adjustments.
10.10.    Foreign Currency Exchange. The currency to be used for invoicing and payment will be the currency stated in the Budget attached to the Work Order (the “Contracted Currency”). Labcorp creates the Budget using local unit pricing and converts the local unit pricing into the Contracted Currency using the Reuters exchange rate for the month the Budget is first created. Unless specified otherwise, this exchange rate remains unchanged during the course of the Work Order to simplify budget comparisons and enable CRO to track changes to the Work Order unrelated to changes in currency exchange rates. For invoicing purposes, Services are billed on the contracted unit prices. Each month, at the time of invoice creation, the local unit prices are converted to the Contracted Currency using the Reuters exchange rate for the month in which the Services are invoiced.
11.    CONFIDENTIALITY
11.1.    Obligations of Confidentiality. The Parties anticipate exchanging Confidential Information during the term of this Agreement related to (i) specific Work Orders the Parties may execute, (ii) matters of mutual interest which may or not result in the execution of a Work Order, and (iii) matters of relationship governance between the Parties, which is not available to the public and each Receiving Party undertakes that it:
(a)    will use the Confidential Information only as described or authorized by this Agreement or a Work Order and as reasonably required in connection with: (i) determining whether or not to enter into a Work Order, (ii) performance of this Agreement or a Work Order or (iii) governance of the relationship between the Parties, and shall not, for any other purpose, use, modify or adapt the Confidential Information in any way without the prior written consent of the Disclosing Party;

(b)    except as otherwise provided in this Agreement or a Work Order, will not disclose or distribute any Confidential Information (in whole or in part) to any third party without the prior written consent of the Disclosing Party;
(c)    will disclose Confidential Information only to the Receiving Party’s Representatives and Third-Party Providers in connection with the performance of this Agreement or a Work Order; and
(d)    take and establish commercially reasonable steps to protect the Confidential Information received from the Disclosing Party from unauthorized use, reproduction and disclosure by using the same degree of care as it takes to preserve and safeguard its own confidential or proprietary information of a similar nature, being at least a reasonable degree of care.
11.2.    Exceptions. The confidentiality provisions of this Section 11 do not apply to any part of the Confidential Information that the Receiving Party can show through documentary evidence:
(a)    is or was already in its lawful possession prior to disclosure by the Disclosing Party;
(b)    is or becomes publicly known through no fault, act or omission of the Receiving Party;
(c)    is or was lawfully received by the Receiving Party from a third party unless the Receiving Party knew or should have known of a restriction as to its use or disclosure; or
(d)    was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.
11.3.    Disclosure to Third Parties. The Receiving Party shall be entitled to disclose Confidential Information of the Disclosing Party to the extent required by any Applicable Law or pursuant to any decision, order, subpoena, government or regulatory requirement or other process of law, provided that the Receiving Party shall, unless restricted by Applicable Law or where not practicable, promptly notify the Disclosing Party of such requirement prior to any disclosure and shall cooperate with the Disclosing Party to seek to oppose, minimize or obtain the confidential treatment of the requested disclosure to the extent of such order or as reasonably practicable. In any event, the Receiving Party shall limit the disclosure of any Confidential Information pursuant to the foregoing sentence to the minimum extent required. In addition to the foregoing, if it is reasonably necessary for a Receiving Party to disclose the Disclosing Party’s Confidential Information to non-Representative third party, or any Third-Party Provider in connection with the Services, the Receiving Party will endeavor to obtain a written agreement limiting the disclosure by and use of the Confidential Information by such third party consistent with the terms contained herein.

11.4.    Return or Destruction of Confidential Information. If the Disclosing Party so requests in writing, the Receiving Party will, at the option and expense of the Disclosing Party, return or destroy the Confidential Information, except that in any event the Receiving Party may retain a single copy of the Confidential Information and related materials in its archives for the purposes of demonstrating or ensuring its compliance with this Agreement, Work Order or Applicable Law. Notwithstanding anything to the contrary, neither Party nor its Representatives or Labcorp’s and Third-Party Providers shall be required to delete, purge, or otherwise erase any Confidential Information contained in any electronic or backup database created and maintained in the ordinary course of business.
11.5.    Survival. The confidentiality provisions contained in Sections 11.1 through 11.3 shall remain in full force and effect for seven (7) years from the last disclosure of the applicable Confidential Information except for information that is considered a Trade Secret, for which the foregoing confidentiality obligations shall remain in effect for so long as such information retains its status as a Trade Secret pursuant to Applicable Law.
12.    INTELLECTUAL PROPERTY RIGHTS
12.1.    Labcorp Property. CRO acknowledges and agrees that, except to the extent otherwise specified in any applicable Work Order, all data, discoveries, inventions and techniques developed or generated pursuant to this Agreement that are necessary or reasonably useful for carrying out Services under this Agreement and relate to the performance of Labcorp's business are and will remain Labcorp's exclusive property (“Labcorp Property”). For the avoidance of doubt, except to the extent otherwise specified in any applicable Work Order, Labcorp Property includes new documentation, scientific and technical data, test procedures, and improvements to any Background IP owned or controlled by Labcorp that are necessary or reasonably useful for carrying out Services under this Agreement and relate to the performance of Labcorp's business.
12.2.    Background IP. All Background IP is and shall remain the exclusive property of the Party that owns or controls it, whether existing as of the Effective Date or identified or developed during the term of this Agreement or thereafter.
12.3.    CRO Property. Except to the extent otherwise specified in any applicable Work Order, all data, discoveries or inventions developed or generated pursuant to this Agreement which directly relate to any CRO Information provided by CRO under this Agreement, including new data, uses, processes or compositions directly relating to the CRO Information provided in connection with or related to the Services in the relevant Work Order, in each case other than Labcorp Property, are the exclusive property of CRO.
12.4.    Deliverables. Except to the extent otherwise specified in any applicable Work Order, without prejudice to Sections 12.1 and 12.2, and upon satisfaction of CRO’s obligations under a Work Order, CRO shall have title to all Deliverables and all Intellectual Property therein (excluding Intellectual Property that is Labcorp Property). Labcorp agrees to assign and hereby assigns such rights to CRO except that copies of any final reports may be retained by Labcorp for archival, regulatory or legal compliance purposes.
12.5.    Inventions. Labcorp shall disclose to CRO (or its nominee, which, in CRO’s sole discretion, may be a Sponsor) all Inventions, and at CRO’s request (provided such request is made within one (1) year of disclosure) and expense, Labcorp shall do all reasonably necessary acts to vest the Invention in the name of CRO or its nominee. Notwithstanding the foregoing, except to the extent otherwise specified in any applicable Work Order, where an Invention relates to laboratory testing methods, or processes relevant to Labcorp’s business, if vested in the name of CRO, CRO hereby agrees to grant to Labcorp and its Affiliates a non-exclusive, worldwide, non-transferable (except as set forth in Section 22.7), irrevocable, perpetual, fully paid-up royalty-free, sublicensable license to use such Invention for the purposes of laboratory testing services. If the Invention is vested in the name of a nominee, CRO will use commercially reasonable efforts to obtain a license on the same terms for the benefit of Labcorp; provided however there shall be no liability on the part of CRO if commercially reasonable efforts are unsuccessful.
12.6.    Procurement of Rights. Each Party agrees to reasonably assist the other Party to secure any patents, copyrights or other proprietary rights in such data, discoveries or inventions as are referred to in Sections 12.1, 12.3, 12.4 and 12.5, respectively, and to perform all acts that may be reasonably required to vest in the other Party all right, title, and interest in such data, discoveries or inventions. All costs and expenses associated with establishing CRO's rights under this Section 12.6 are CRO’s responsibility and Labcorp is entitled to be compensated at its standard rates for assistance given for that purpose.
12.7.    System Data. CRO hereby grants Labcorp a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable license to aggregate and use any System Data produced by or for Labcorp as part of the Services with other System Data owned or licensed by Labcorp, provided that Labcorp shall not identify such data as belonging to CRO.
13.    DATA PROTECTION
13.1.    Processing of Personal Data. The Parties shall Process any Personal Data in accordance with all Applicable Laws, and only to the minimum extent necessary to execute this Agreement.
13.2.    Data Processing Agreement. Labcorp and CRO each acknowledge and agree that:
(a)    To the extent that one Party Processes any Personal Data on behalf of the other Party to perform this Agreement or any Work Order, the Parties shall execute the Data Processing Agreement set forth in Appendix D where required by Data Protection Laws;
(b)    Where one Party is a Processor acting on behalf of a third party Controller and the other Party is a Sub-Processor of the first Party, the first Party shall be deemed the Controller and the other Party is deemed the Processor;
(c)    Subject to Section 13.3 below should any agreements between the Parties, including this Agreement, be in conflict with the provisions of the Data Processing Agreement, the latter agreement shall control; and
(d)    In addition to regulating the Processing of Personal Data covered by Section 13.2(a) and 13.2(b), the Data Processing Agreement shall also regulate any Processing of any Personal Data where such Processing is performed by the Parties as separate Controllers.
13.3.    International Transfers of Personal Data. Labcorp and CRO each agree to execute the EU Standard Contractual Clauses, UK Standard Contractual Clauses and/or Swiss Standard Contractual Clauses where applicable and consistent with applicable Data Protection Laws. Labcorp and CRO each agree and acknowledge that, as required by Clause 5 of the EU Standard Contractual Clauses and as applicable to the Processing of Personal Data thereunder, the EU Standard Contractual Clauses shall prevail over any other term of the Data Processing Agreement, this Agreement and any Work Order.
13.4.    Informed Consent. To the extent that consent is the legal basis relied upon for the Processing of Personal Data in the context of the provision of the Services, the Controller shall ensure that the relevant HBS Donor has given a valid prior written consent to the Processing of his/her Personal Data in accordance with Data Protection Laws and other Applicable Laws as contemplated under this Agreement. The Parties shall cooperate with each other to ensure that the Controller can fulfil its obligations under this Section 13.4.
13.5.    Data Protection Notice. As regards Personal Data Processed in the context of the provision of the Services, the Controller shall ensure that, to the extent required under Applicable Laws, a data protection notice has been communicated to the relevant HBS Donor in accordance with Data Protection Laws. The Parties shall cooperate with each other to ensure that the Controller can fulfil its obligations under this Section 13.5.
13.6.    Data Security. The Parties shall take technical and organizational measures to protect against the unauthorized or unlawful Processing of or the unauthorized or unlawful disclosure of such Personal Data. To the extent required by Data Protection Laws, each Party shall promptly notify the other Party in the event of a potential or actual Security Breach, including a Personal Data Breach involving any Personal Data Processed by either Party under this Agreement.

13.7.    Compliance with Data Protection Laws. Each Party warrants that it has complied, and will comply, with all applicable Data Protection Laws in the Processing of Personal Data, including with any and all consent, notification, authorization and/or information requirements under Applicable Laws.
14.    SOFTWARE RIGHTS
If specified in the applicable Work Order, Labcorp may make Software and/or Documentation available to CRO and or an applicable Sponsor. If Labcorp makes available any Software and any Documentation to CRO or an applicable Sponsor, except to the extent otherwise specified in the applicable Work Order any access to or use of such Software and/or Documentation will be governed by Labcorp’s standard end user access terms and conditions contained in Appendix B of this Agreement.
15.    REPRESENTATIONS AND WARRANTIES; DISCLAIMER
15.1.    CRO Representations and Warranties. CRO represents and warrants that:
(a)    it or the applicable Sponsor owns all rights, title and interest in the Test Materials and CRO Information provided by it under this Agreement and related Intellectual Property;
(b)    the use of any and all of such Test Materials or CRO Information in connection with the Services does not and will not infringe any third-party rights except to the extent that CRO has obtained permission from Sponsor for Labcorp to use such rights in connection the Services;
(c)    all CRO Information delivered to Labcorp under any Work Order will be delivered to Labcorp in a form and condition reasonably calculated to allow Labcorp to perform the tasks described in Work Orders in a timely fashion;
(d)    before and after entering into a Work Order, it will disclose to Labcorp all material facts discovered relating to the Study and the Study data that may affect Labcorp’s performance under this Agreement or any Work Order as well as any potential hazards related to the Test Materials including the emergence of information impacting the safety of Study participants or which otherwise impacts the toxicity assessment or risk profile of the Test Materials;
(e)    it will comply with all Applicable Law and obligations of CRO in this Agreement;
(f)    it will obtain and maintain during the term of each Work Order all approvals, Governmental Permits, and licenses necessary for the performance of such Work Order and related Services, including national regulatory approvals, software licenses, Protocol required documentation licenses and medical coding dictionary licenses;

(g)    All HBS provided to Labcorp is duly consented for the Services to be performed, including any retention period required by Applicable Law;
(h)    Any materials or HBS provided to Labcorp by CRO, CRO’s Representatives, or CRO’s suppliers that are subject to the Convention on International Trade in Endangered Species are duly permitted and imported pursuant to Applicable Law; and
(i)    For Studies conducted in the People’s Republic of China: (i) the collection, handling and Services for HBS provided to Labcorp has been authorized by the Human Genetics Resources Administration of China (“HGRAC”); (ii) no HBS, data resulting from performance of the Services or CRO Information is subject to heightened data security or exportation restrictions under Applicable Law, including but not limited to data subject to the Law of the People’s Republic of China on Guarding State Secrets, Data Security Law of the People's Republic of China, Personal Information Protection Law of the People's Republic of China, and Regulation of the People's Republic of China on the Administration of Human Genetic Resources, “important data” as classified by the Guidelines for Data Cross-Border Transfer Security Assessment, and other non-exportable data under Administrative Measures on Population Health Information or the Administrative Measures on Standards, Security and Services of National Healthcare Big Data. Any special requirements by the HGRAC or National Medical Products Administration for a specific Study shall be set forth in the applicable Work Order.
15.2.    Labcorp Representations and Warranties. Labcorp represents and warrants that
(a)    the Services performed by it will conform to the nature and scope of Services as agreed in the Work Order and all Applicable Law; and
(b)    the Services will be performed by duly qualified, trained and licensed personnel at suitable, duly licensed facilities as agreed in the Work Order.
15.3.    Labcorp Warranty Disclaimers. Except as set forth in Section 15.2, all other representations or warranties, express or implied, including any implied warranties of merchantability or fitness for a particular purpose or for non-infringement of any Intellectual Property in respect of any Services to be provided by Labcorp are excluded to the fullest extent permitted by law. Labcorp does not warrant or represent that the results of a Study will be acceptable to any Regulatory Authority to which they are presented or that the results of the Study will enable CRO or Sponsor to further develop, market or otherwise exploit the Test Materials or any other product or service.

16.    INDEMNIFICATION
16.1.    Indemnity. Each Party (the “Indemnitor”) will defend, indemnify, save and hold harmless the other Party and its respective successors and assigns, parent, subsidiaries and Affiliates and their respective stockholders, directors, officers, employees, Subcontractors and agents (“Indemnitees”) from and against any Claims to the extent that they arise out of or in connection with or attributable to:
(a)    Indemnitor’s failure to comply with this Agreement, any Work Order or Applicable Law,
(b)    Indemnitor’s negligence or intentional misconduct in connection with a Study, any Work Order, or this Agreement; or
(c)    Indemnitor’s infringement or misappropriation of the Intellectual Property rights of a third party;
provided, however, that Indemnitor’s obligation of indemnity hereunder is limited by the extent to which such Claims arose, from the negligence, intentional misconduct, or uncured breach of this Agreement (or any Work Order) on the part of any Indemnitee. Notwithstanding the foregoing, Indemnitor is not under any duty to defend, indemnify or hold Indemnitees harmless with respect to any Claim which Indemnitees settles without Indemnitor’s prior written consent.
16.2.    Indemnification Procedure. The indemnitor’s obligations under Section 16.1 is subject to and conditional on (a) the Indemnitee providing prompt written notice of any Claims to the Indemnitor, provided however, the failure to provide prompt notice will not relieve any Indemnitor of its obligations under Section 16.1, except to the extent that such failure actually prejudices Indemnitor , (b) the Indemnitee providing all information and reasonable assistance to the Indemnitor in respect of the Claims, and (c) the Indemnitor having sole authority to defend and/or settle the Claims, except that in the Indemnitor may not admit fault or liability on the part of Indemnitee without the Indemnitee’s prior written consent. Notwithstanding the foregoing, if the Indemnitor has not assumed the defense of any Claim within thirty (30) days of receiving notice of such Claim, the Indemnitee may assume the defense on behalf of, at the risk and expense of, the Indemnitor with all reasonable costs and expenses of such defense to be paid by the Indemnitor.
16.3.    Labcorp Indemnification Limitation. For the avoidance of doubt, to the extent that Labcorp has to indemnify CRO for any claim brought by a Work Order’s Sponsor as a result of Labcorp’s negligence, misconduct or breaches, Labcorp’s indemnification obligations for such claims shall not exceed, and shall be inclusive of and subject to the limitation of liability terms in Section 17.
16.4.    Indemnification Letter. Upon request by Labcorp, CRO shall facilitate Sponsor’s indemnification of Labcorp pursuant to either (i) the indemnification agreement attached as Appendix C or (ii) indemnification terms agreed in writing by the Sponsor and Labcorp (either a “Sponsor Indemnity”). CRO will use commercially reasonable efforts to obtain a Sponsor Indemnity in connection with any services CRO engages Labcorp to perform hereunder upon Labcorp’s written request; or, if such Sponsor Indemnity has not been executed by Sponsor and Labcorp, CRO shall indemnify Labcorp for any Claims, arising from Labcorp’s performance of this Agreement and the relevant Work Order, except to the extent of Labcorp’s negligence, intentional misconduct or breach of this Agreement or the relevant Work Order.
17.    LIMITATIONS OF LIABILITY
17.1.    Consequential Damages. Neither Party nor any of such Party’s Affiliates will be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, punitive, incidental or consequential damages whatsoever that in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Services hereunder, including loss of profits, loss of data, diminution in value, business interruptions and claims of customers, whether or not such damages are foreseeable or any Party has been advised of the possibility or likelihood of such damages. Without limiting the generality of the foregoing, for the avoidance of doubt, Labcorp is not liable for any damages arising from or in connection with any decision by CRO or any third party to further research, develop, market or use the Test Materials or any derivative or product or service related to the Test Materials.
17.2.    Damages Cap. Notwithstanding anything to the contrary herein, except for claims for indemnification, breach of confidentiality obligations under this Agreement, or Security Breaches, each Party’s liability in connection with this Agreement or any Work Order, regardless of whether any such liability is characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, shall not exceed two (2) times the amount contracted for the Services to be performed by Labcorp under the Work Order from which the liability arises. For claims for indemnification, breach of confidentiality obligations under this Agreement, or Security Breaches, each Party’s liability to the other in connection with this Agreement or any Work Order, shall not exceed three (3) times the amount contracted for the Services to be performed by Labcorp under the Work Order from which the liability arises. Without limiting the generality of the foregoing, liability in connection with this Agreement or any Work Order for any breach or default related to the storage of HBS shall not exceed the fees it has been paid for storage of such HBS in the previous twelve (12) months preceding the claim under the Work Order from which the liability arises.
17.3.    Applicable Law. Nothing in this Agreement excludes or limits the liability of either Party where liability cannot be excluded or restricted as a matter of law.

18.    INSURANCE OBLIGATIONS
18.1.    Labcorp Insurance. Labcorp must secure and maintain in full force and effect throughout the term of each Work Order, (i) general liability insurance in the amount of one million U.S. dollars ($1,000,000) per occurrence and two million U.S. dollars ($2,000,000) in the aggregate and (ii) professional liability insurance in the amount of three million U.S. dollars ($3,000,000) per occurrence and in the aggregate. If CRO so requests in writing, Labcorp will produce a certificate of insurance for inspection.
18.2.    CRO and Sponsor Insurance. CRO represents and warrants that it and Sponsor, at its sole cost and expense, have secured and shall maintain in full force and effect throughout the term of each Work Order and related Study the following policies of insurance written by a reputable insurer having a minimum financial strength rating of “A” or better by Best’s rating service:
(a)    Clinical Trial and Product Liability insurance, covering all participants screened or treated as part of the relevant Study and all Claims relating to personal injury suffered as a result of participation in the Study and/or the Study screening process and not containing any exclusions that would preclude Claims by participating Study participants. Such policy shall provide coverage in an amount sufficient to cover Claims of Study participants; and
(b)    Commercial General Liability insurance, with limits not less than one million U.S. dollars ($1,000,000) per occurrence and three million U.S. dollars ($3,000,000) in the aggregate.
If Labcorp so requests in writing, CRO will produce a certificate of insurance for inspection. Failure of Labcorp to receive or request such certificates does not represent a waiver of the requirements noted herein.
19.    CARRIER LIABILITY
19.1.    Transport of Packages. In the event that: (i) CRO delivers, ships or mails (“Transports”) substances, samples, material (including Test Materials) or documents (“Packages”) to Labcorp; (ii) CRO requests that Labcorp Transports Packages; or (iii) Labcorp Transports Packages as part of the Services to CRO, Sponsor, or a CRO or Sponsor Affiliate, another Labcorp entity or a third party, then the expense and risk of damage (insurance) and loss of the Packages in connection with such Transport together with any expenses required under Applicable Law shall be borne by CRO. Labcorp shall have no liability whatsoever for any loss or damage to the Packages or delay, non-delivery or non-collection of the Packages caused by the acts or omissions of any third party delivery services or carrier (“Carrier”). Notwithstanding the foregoing, to the extent permitted by Applicable Law, Labcorp shall have the benefit of any right or remedy permitted under international or domestic law and any sums recovered by Labcorp from a Carrier as a consequence of a loss incurred by CRO due to the Carrier’s involvement with the Services less any out-of-pocket expenses incurred by Labcorp pursuing such recovery shall be paid to CRO. For the avoidance of doubt, a Carrier is not considered a Subcontractor for the purposes of this Agreement.
19.2.    Delivery. Unless otherwise agreed in writing between the Parties, any Packages to be shipped to CRO shall be to the delivery address specified in the Work Order. Upon delivery of any Packages, CRO shall be responsible for carefully examining such Packages. CRO shall be deemed to have accepted such Packages if Labcorp has not been notified by CRO within ten (10) business days of delivery of any defect in such Packages.
20.    TERM; TERMINATION
20.1.    Term. This Agreement comes into force and has effect on and from the Effective Date and will continue in force for two (2) years from that date unless earlier terminated in accordance with this Section 20. Notwithstanding the foregoing and notwithstanding the earlier termination of this Agreement or any Services or Work Order, this Agreement shall continue to apply to the extent that any Work Order previously executed under this Agreement is still active and shall apply for the duration of the Services performed under such Work Order.
20.2.    Termination of Work Orders. If Labcorp determines, in its reasonable discretion, that its continued performance of the Services would constitute a potential or actual violation of Applicable Law or scientific standards of integrity, then Labcorp may terminate the relevant Work Order(s) immediately upon written notice which shall contain a description of the basis of the termination. CRO may terminate any Services or Work Order effective immediately upon written notice to Labcorp if there is reasonably compelling scientific evidence that patient safety is at risk should any Study continue, Study data integrity is compromised, and/or there is a reasonable belief that Applicable Law would be violated should the Services or relevant Work Order continue in effect. If either Party terminates a Work Order pursuant to this Section 20.2, Labcorp is entitled to receive termination payments as described in Section 20.7.
20.3.    Termination for Breach. Either Party may terminate this Agreement or any Work Order at any time on account of a material breach of this Agreement by the other Party after giving thirty (30) days’ prior written notice of termination if such breach is not cured within the thirty (30) days’ notice period to the reasonable satisfaction of the terminating Party. A notice of breach must provide sufficient details to fully describe the breach. If Labcorp terminates this Agreement or a Work Order on account of a material breach by CRO that has not been cured, Labcorp is entitled to receive termination payments as described in Section 20.7.
20.4.    Termination for Convenience. CRO may terminate any Work Order for any reason and without cause by sixty (60) days’ prior written notice to Labcorp. If

CRO terminates a Work Order pursuant to this Section 20.4, Labcorp is entitled to receive termination payments as described in Section 20.7.
20.5.    Termination as a Result of Sponsor Agreement Termination. CRO may terminate any Work Order on thirty (30) days prior written notice to Labcorp in the event the agreement between the CRO and the Sponsor is terminated. If CRO terminates a Work Order pursuant to this Section 20.5, Labcorp is entitled to receive termination payments as described in Section 20.7.
20.6.    Termination on Insolvency. Either Party may terminate this Agreement or any Work Order immediately on giving written notice to the other Party if that other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it a petition in bankruptcy, has a receiver appointed for a substantial part of its assets, or any event occurs, or proceeding is taken, in any jurisdiction to which it is subject that has an equivalent effect.
20.7.    Payment. If this Agreement or a Work Order is terminated, Labcorp is entitled to be paid (i) for all Services performed up to and including the date of termination, including any work in progress toward partially completed Services or incomplete units; (ii) all irrevocably incurred expenses and financial obligations that Labcorp has incurred or undertaken on CRO’s behalf up to the effective date of termination; (iii) any additional expenses incurred or Services performed in connection with the termination of the Services, including any irrevocably committed costs or tasks necessary to end Labcorp’s involvement in the Study; (iv) any additional Services requested by CRO in connection with the termination; and (v) any additional termination fees listed in the relevant Work Order. For the avoidance of doubt, if payments are unit based, and this Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units, CRO will pay for actual work performed toward those incomplete units up to the effective date of termination, in addition to paying for completed units.
20.8.    Effects of Termination.
(a)    In connection with the termination of this Agreement or a Work Order, the Parties agree to use commercially reasonable efforts to promptly agree on a wind-down plan and Labcorp shall cease performing all work not necessary for the orderly wind-down and/or transfer of the Services or required by Applicable Law. The wind-down plan will provide for the assignment or termination of certain third-party agreements, and the completion of Services, including any additional wind-down activities, by a mutually agreed termination date. The Parties further agree that Test Materials will be released by Labcorp once the Work Order financial reconciliation has been agreed between the Parties.

(b)    On termination of this Agreement or a Work Order, unless previously destroyed or returned in accordance with Section 4.3, and unless otherwise agreed in the Protocol, any remaining Test Materials shall, at CRO’s expense, be destroyed or, upon CRO’s request and expense, returned to CRO for retention in compliance with Applicable Law.
(c)    On termination of this Agreement or a Work Order, Labcorp shall retain, return or dispose of all HBS in accordance with CRO’s reasonable instructions, provided that such instruction complies with the Informed Consent, applicable retention period requirements and Applicable Law.
(d)    The rights and obligations of CRO and Labcorp which by their terms survive termination, shall survive the termination of this Agreement or any Work Order. Without limiting the generality of the foregoing, the terms and conditions of Sections 1, 3.2(b), 3.3 (solely the second sentence), 4.2, 4.3, 6.1, 6.2, 6.3, 10 (solely as to liabilities that have accrued up to and including the date of termination), 11, 12, 13, 15.3, 16, 17, 18, 19, 20.7, 20.8, 22, and any Sections which by their nature are intended to survive shall survive termination of this Agreement.
21.    DEFAULT SERVICE PROVIDER
21.1.    Default Laboratory Services Provider. In the event a Sponsor requires clinical laboratory services as part of a Study, CRO will propose Labcorp as the default provider for the services (the “Relevant Laboratory Services”). CRO agrees to provide Labcorp with reasonable advanced notice regarding a potential Sponsor arrangement that will require the Relevant Laboratory Services in order to permit Labcorp the ability to (i) review the potential arrangement, including the scope of anticipated Relevant Laboratory Services and schedule, and determine whether such services can be provided on the schedule and within the Budget specified by the Sponsor or CRO and (ii) prepare a bid for the Relevant Laboratory Services, as applicable. Commercially reasonable efforts shall be made to include mutually agreed Labcorp personnel (including clinical laboratory service staff or salespersons) in customer bid defense meetings where the Sponsor permits such attendance.
21.2.    Exceptions. CRO shall not be required to engage Labcorp as the provider of the Relevant Laboratory Services in the following circumstances:
(a)    Labcorp notifies CRO in writing that it will not bid for the Relevant Laboratory Services required by the Sponsor;
(b)    Labcorp notifies CRO in writing that (i) the testing methodology or spectrum of services that the Sponsor requires is not available at Labcorp or (ii) Relevant Laboratory Services cannot be provided on the schedule or within the Budget specified by the Sponsor or CRO;

(c)    Labcorp notifies CRO in writing that its facilities or personnel do not have the necessary licensure, training, or qualifications required by the Sponsor or CRO with respect to the Relevant Laboratory Services;
(d)    CRO notifies Labcorp in writing that the Sponsor has decided to utilize a different laboratory testing vendor; or
(e)    CRO notifies Labcorp in writing that it has received comments from the Sponsor that Labcorp’s proposed pricing, separate letter of indemnity request, or limitations of liability with respect to the Relevant Laboratory Services significantly hinder competitive positioning of an opportunity and Labcorp notifies CRO in writing that it will not adjust the proposed pricing, indemnity conditions, or limitations of liability.
21.3.    CRO Services. During the term in which Labcorp is the default service provider for Relevant Laboratory Services to CRO, Labcorp will use good faith efforts to recommend CRO’s services in the event that a Sponsor or potential Sponsor seeks a recommendation for services offered by CRO.
22.    MISCELLANEOUS
22.1.    Use of Names. Neither Party will (a) use the other Party’s name, Trademarks, or the name of any employee of the other Party in any advertising, online marketing, packaging, promotional material, or any other media or publicity relating to this Agreement without the prior written consent of the other Party or (b) state or imply that the other Party endorses or approves any service, material, product or compound of the other Party without the prior written consent of the other Party. Such restrictions shall not apply to internal communications and publications to a Party’s Affiliates. Without limiting the generality of the foregoing, Labcorp will not use the Sponsor’s name, Trademarks, the name of any Sponsor employee, or the Results in any advertising, online marketing, packaging, promotional material, or any other media or publicity relating to this Agreement without the prior written consent of CRO and Sponsor, as applicable.
22.2.    Legal Testimony. If Labcorp or any of its Affiliates or Representatives is obliged to provide testimony or records regarding the Services for CRO in any legal or administrative proceedings other than testimony or records related to any alleged improper performance by Labcorp of its obligations under this Agreement or a Work Order, then CRO shall reimburse Labcorp for its reasonable costs and expenses, including reasonable third party fees and reasonable attorneys’ fees.
22.3.    Dispute Resolution. If any dispute, controversy or claim arises out of this Agreement, the Parties agree that they will attempt in good faith to resolve the matter through negotiations. A Party seeking to initiate dispute resolution negotiations shall provide a reasonably detailed description of the matter to be negotiated in writing. If the Parties have not resolved such dispute, controversy or claim within sixty (60) days of receipt of the initiation notice for such negotiations, then either Party may pursue further legal action consistent with Section 22.11.
22.4.    Amendments and Waivers.
(a)    This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
(b)    No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.
22.5.    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon transmission, if sent by email with confirmation of receipt, (b) when delivered, if delivered personally to the intended recipient and (c) one business day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:
(a) if to Labcorp:
Labcorp Central Laboratory Services LP
8211 Scicor Drive
Indianapolis, IN 46214
Attention: Contracts Management
Labcorp Central Laboratory Services SÀRL
Rue Moises-Marcinhes 7
1217 Meyrin
Geneva, Switzerland
Attention: Contracts Management
With a copy to:
Labcorp Legal Department
358 South Main Street
Burlington, North Carolina 27215

(b) if to CRO:
Fortrea Inc.
8 Moore Drive
Durham, NC 27709
Attention: General Counsel
or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 22.5.
22.6.    Independent Contractors. The business relationship of Labcorp to CRO is that of an independent contractor and not that of a partner, joint venturer, employer, employee or any other kind of relationship.
22.7.    Assignment. Subject to Section 3.2, this Agreement and any Work Order hereunder and the rights and obligations under it may not be assigned or transferred by either Party without the prior written consent of the other Party which shall not be unreasonably withheld, except that consent is not required in the case of an assignment of all of a Party’s rights and obligations under this Agreement or a Work Order to an Affiliate of the Party or in connection with an internal reorganization of a Party’s corporate structure or in connection with the merger, consolidation or sale of substantially all the Party’s assets related to the applicable Work Order.
22.8.    Entire Agreement. This Agreement, together with any Work Orders, sets out the entire agreement and understanding between the Parties and supersedes any and all previous statements, negotiations, documents, agreements and understandings, whether oral or written, as to the subject matter of this Agreement or the applicable Work Order.
22.9.    Severability; Reformation. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by Applicable Law.
22.10.    No Third-Party Beneficiaries. Except as set forth in Section 16.1, this Agreement is solely for the benefit of the Parties and does not confer on any other Person any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement
22.11.    Governing Law; Venue. This Agreement will in all events and for all purposes be governed by and construed in accordance with the Laws of the State of North Carolina including the statutes of limitation thereof, with regard to conflicts of laws provisions thereof that would result in the application of the Laws of another jurisdiction. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980. The Parties irrevocably agree that any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) shall be governed by the exclusive jurisdiction of the courts of the State of North Carolina.
22.12.    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.
22.13.    Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Annexes will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, schedules, appendices and other attachments thereto. Unless the context otherwise requires, any references to an “Appendix” or “Section” will be to an Appendix or Section to or of this Agreement. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as business days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
22.14.    Language of Agreement. The Parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed under this Agreement be in English.
[signature page follows]

[Signature Page to Master Services Agreement
Clinical Development and Laboratory Services]
IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed and delivered this Agreement as of the Effective Date.

Labcorp Central Laboratory Services LP		Fortrea Inc. (formerly known as Labcorp Drug Development Inc.)

By:	/s/ Robert S. Pringle	By:	/s/ Sandra van der Vaart
	duly authorized		duly authorized

Name:	Robert S. Pringle	Name:	Sandra van der Vaart

Title:	Treasurer	Title:	President & Secretary

Labcorp Central Laboratory Services SÀRL

By:	/s/ Robert S. Pringle
duly authorized

Name:	Robert S. Pringle

Title:	Treasurer